AGREEMENT FOR SALE & PURCHASE OF SHARES

THIS AGREEMENT is made the 5th day of July, 2012

BETWEEN:	MICHEAL PETER NUGENT of 25 Knightsbridge Parade East, Sovereign Island, QLD 4216
(“Vendor" and “Director”)

AND:	NOVAGEN SOLAR INC of 284 West Millbrook Road, Raleigh, North Carolina, United States of America
("the Purchaser")

RECITALS:

A.	Y ENGINE DEVELOPMENTS PTY LTD A.C.N. 158 975 958 (“the Company”) is the propriety company of which the issued share capital comprises 1 (one) ordinary share.
B.	The Vendor is the registered registered holder of the issued share of the Company (“Share”).
C.	The Vendor has offered to sell the Share and the Purchaser has agreed to purchase the Share from the Vendor upon the terms and conditions set out in this Agreement.

OPERATIVE PROVISIONS:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement unless otherwise provided or unless there is something in the subject matter or context inconsistent therewith the expressions following have the definitions or meanings hereinafter respectively provided:

(a)	"this Agreement" means this Agreement and any other agreement expressed to be supplemental to this Agreement and all amendments to any such document;

2

(b)	"Business Day" means any day which is not a Saturday Sunday or public holiday in Brisbane;
(c)	"Completion" means completion of the sale and purchase of the Land;
(d)	“Consideration" means the allotment to the Vendor of 1(one) share in the Purchaser;
(e)	"Date for Completion" means the Business Day which is 71 days after date of execution of this Agreement or such earlier date which is agreed by the parties hereto;
(f)	"month" means a calendar month;
(g)	“writing” includes printing typing lithography and other modes of reproducing words in a visible form and "written" has a corresponding meaning.
1.2	Interpretation
(a)	Every agreement or obligation expressed or implied in this Agreement by which two or more persons agree or are bound shall (except where otherwise expressly stated) bind such persons jointly and each of them severally and every provision expressed or implied in this Agreement which applies to two or more persons shall (except where otherwise expressly stated) apply to such persons jointly and each of them severally.
(b)	Words denoting the singular number only shall include the plural and vice versa. Words importing the masculine or neuter gender include all other genders.
(c)	The headings in this Agreement are included for convenience only and shall not affect the construction of this Agreement.
(d)	Reference to statutes (whether particular reference to sections or generally) includes all statutes amending or consolidating or replacing the statutes referred to.
(e)	The expression "$" or "dollars" means Australian dollars.
2.	AGREEMENT FOR SALE AND PURCHASE

On execution of this Agreement by all parties it is agreed by them that the Vendor shall sell to the Purchaser and the Purchaser shall purchase from the Vendor the Share free from all encumbrances for the Consideration and upon the terms and conditions set out in this Agreement.

3

3.	MANNER OF PROVISION OF CONSIDERATION
3.1	On Completion the Consideration shall be provided to the respective Vendor in the manner as the Vendors solicitor shall in writing direct.
4.	SUBMISSION OF DOCUMENTS AND FURTHER ASSURANCES
4.1	The Purchaser shall prior to the Date for Completion and within such reasonable time as may allow Completion in terms of this Agreement deliver to the Vendors’ solicitors share transfers for the Shares and other documents requiring execution by the Vendors.
4.2	Subject to provision to them of the Consideration on or before the Date for Completion the Vendor shall otherwise do all such acts and things and sign seal execute and perfect all such further or other documents conveyances and assurances as may be required for more perfectly securing title to the Share to the Purchaser.
4.3	The Vendor agrees they will not cause the termination of any Director or the appointment of any person as a director or officer of the Company prior to Completion.
4.4	Each of the Directors agrees to retain their position and office as Director and where applicable secretary of Company until Completion.
5.	SETTLEMENT ARRANGEMENTS AND STATUTORY RESPONSIBILITIES OF THE COMPANY
5.1	Provided that the Purchaser shall have otherwise observed and performed all the agreements and provisions herein contained and on the part of the Purchaser to be observed and performed and upon provision of Consideration being made in accordance with the provisions of clause 3.1 the Vendor will at Completion:
(a)	Deliver to the Purchaser properly executed transfers of the Share in registrable form in favour of the Purchaser;
(b)	Deliver to the Purchaser the share certificate relating to the Share (free from all encumbrances) provided that if there is no share certificate issued in respect of the Share or if any share certificate has been lost or destroyed the Purchaser will accept a statutory declaration by the secretary of the Company that no certificate has been issued or a statutory declaration from the Vendor that the certificate has been lost or destroyed (stating the circumstances thereof so far as the same are known to the Vendor) and the contents of any such declaration shall be deemed to be warranties given by the Vendor in favour of the Purchaser;

(c)	Deliver to the Purchaser all such other documents as shall be reasonably necessary to transfer to and vest the Share in the Purchaser.

4

6.	WARRANTIES AS TO SHARE
6.1	The Vendor and Director warrants and covenants with the Purchaser that:
(a)	the Share has been validly issued and fully paid up;
(b)	the Share is not now and will not before Completion be subject to any lien, encumbrance or call;
(c)	the Vendor is now and will at all times before Completion be the beneficial owner of the Share and have the full and unrestricted right and power to sell the same pursuant to this Agreement;
(d)	the Vendor is entitled to and competent to sell and transfer the Share;
(e)	no person has at the date of this Agreement or will have at any time before Completion an option to purchase the Share and any person having any pre-emptive rights to purchase the Share or any of them shall have waived such right;
(f)	the Share is not the subject of any current, threatened or foreshadowed litigation, claim, proceeding or prosecution;
(g)	the Vendor and Director has power to enter into and perform this Agreement.
7.	MUTUAL INDEMNITIES & RELEASES AND SUBSTITUTIONS OF GUARANTEES
7.1	The Vendor and Director covenants with the Purchaser to indemnify and hold indemnified the Purchaser from and against all losses, damages, claims, demands, actions, judgements, costs and expenses reasonably and lawfully suffered or incurred by the Purchaser by reason of the breach of any warranty hereby given or by reason of the failure of the Vendor and Director to observe, perform and fulfil obligations under this Agreement.
7.2	The Purchaser covenants with the Vendor that the Purchaser shall indemnify and hold indemnified the Vendor from and against all losses damages claims demands actions judgments costs and expenses reasonably and lawfully suffered or incurred by the Vendor by reason of the failure of the Purchaser to observe and fulfil its obligations under this Agreement.
7.3	The Vendor and Director shall procure and the Purchaser shall obtain the benefit of release of any Guarantee of the Company’s performance of any contract or arrangement by any party holding entitlement under such Guarantee and if required by the releasing party the Vendor and Director shall substitute or cause to be substituted guarantees by any person or entity other than the Company or the Purchaser in place of those released.

5

8.	FURTHER ASSURANCES

Each party shall notwithstanding Completion execute and do or cause to be executed and done all such further acts and things as shall be necessary to fulfil their respective obligations under this Agreement.

9.	RIGHT OF TERMINATION

If it be considered on a reasonable basis that at any time prior to Completion any representation or warranty on the part of the Vendor was or is or shall be materially incorrect the Purchaser may in addition to and without prejudice to any other remedy available to the Purchaser at law or in equity by notice in writing to the Vendor stating that it is given pursuant to this clause terminate this Agreement in which case no party shall be under any further obligation to any other pursuant to this Agreement.

10.	NOTICES
10.1	Any notice demand consent in writing or other communication requiring to be given or made under or pursuant to this Agreement shall be deemed to have been duly given or made when delivered in writing or sent by post facsimile transmission or telex to the party to which such notice demand consent or other communication is required or permitted to be given or made under this Agreement at the following addresses:
the Vendor:	c/- 25 Knightsbridge Parade East,
SOVEREIGN ISLAND QLD 4216

the Director:	c/- 25 Knightsbridge Parade East,
SOVEREIGN ISLAND QLD 4216

the Purchaser:	c/- Level 1,
15 Short Street,
SOUTHPORT QLD 4215

or at such other addresses as may from time to time be notified by the relevant party to the other or others for the purpose of this clause.

10.2	Any notice, demand, consent in writing or other communication sent by post shall be deemed to have been served on the second Business Day after the date of posting and if sent by telex shall be deemed to have been given or made on receipt by the sender of the receiver’s answer back code after transmission of the substance of the communication and if sent by facsimile transmission shall be deemed to have been given or made upon receipt by the sender of an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number PROVIDED ALWAYS that a notice or other communication is served by hand or is received by telex or facsimile on a day which is not a Business Day or after 5:00 p.m. on any Business Day, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. on the next following Business Day.
10.3	In addition and without prejudice to any mode of delivery or service authorised by this clause any notice, demand, consent in writing or other communication requiring to be given or made to any corporate party under or pursuant to this Agreement shall be deemed to have been duly served when delivered or transmitted in writing to any director or secretary of the party as the case may be.

6

10.4	Any notice demand consent in writing or other communication requiring to be given or made pursuant to this Agreement shall be sufficient if;
(a)	In the case of the Vendor it shall be under the hand of the Vendor or the solicitors for the Vendor;
(b)	In the case of the Director it shall be under the hand of the Director or the solicitors for the Director;
(c)	In the case of the Purchaser it shall be under the hand of the authorised representative of the Purchaser or the solicitors for the Purchaser.
11.	LEGAL FEES AND OTHER COSTS
11.1	Purchaser shall bear all legal costs of and incidental to the preparation and execution of this Agreement and of all documents required to be signed pursuant to the provisions of this Agreement.
11.2	Any stamp duties wherever assessed payable on this Agreement or on any documents executed pursuant to these provisions or in respect of any transaction evidenced by or undertaken pursuant to this Agreement shall be borne and paid by the Purchaser and any party paying the same may recover as a debt the amount thereof from the party required by this Agreement to pay the same.
12.	CONFIDENTIALITY

No party to this Agreement shall unless compelled by law so to do make any public statement or disclose information of or concerning any of the matters evidenced by this Agreement without the approval in writing of the other party.

13.	DEFAULT OF PURCHASER

7

If the Purchaser fails to provide the Consideration at Completion or otherwise fails to comply with any of the terms of this Agreement then the Vendors in addition to any other right which may be conferred upon them pursuant to this Agreement or at law or at equity may:

(a)	terminate the contract, declare the deposit forfeited and sue for damages; or
(b)	affirm the Contract and sue the Purchaser for specific performance of the Contract and damages in addition to or instead of damages for breach.
14.	ENTIRE AGREEMENT

This Agreement constitutes the sole and entire agreement between the parties relating to the sale of the Land and purchase of Shares and no representations or terms of any nature not contained in this Agreement shall be of any force unless they are reduced to writing and executed by all parties and are expressed to be in modification of this Agreement.

15.	GOVERNING LAW AND JURISDICTION
15.1	The Laws applicable in Queensland and Australia govern this Agreement.
15.2	The parties hereto submit to the non-exclusive jurisdiction of the Courts and Tribunals of Queensland and Australia and any Courts competent to hear appeals from those courts and/or Tribunals.

8

EXECUTED as an Agreement.

/s/ Micheal Nugent Signature of VENDOR Date: 5/07/2012 MICHEAL PETER NUGENT /s/ Rona Burton WITNESSED (by a person not party to this Deed) Rona Burton Name of Witness (Block letters) Date: 5/07/2012

/s/ Micheal Nugent

Signature of DIRECTOR

Date: 5/07/2012

MICHEAL PETER NUGENT

/s/ Bob McClelland

WITNESSED

(by a person not party to this Deed)

Bob McClelland

Name of Witness

(Block letters)

Date: 5/07/2012

By NOVAGEN SOLAR INC of 284 West Millbrook Road, Raleigh, North Carolina, United States of America in accordance with its Constitution	) ) ) ) ) )	/s/ Michael Norton-Smith /s/ Micheal Nugent